Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of IMAC Holdings, Inc. on Form S-1 (File No. 333-280184) and Form S-8 (File No. 333-257717) of our report dated April 10, 2025, relating to the financial statements of IMAC Holdings, Inc. appearing in this annual report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

New York, NY

April 14, 2025